LETTER AGREEMENT

Russell Investments Financial Services, LLC

1301 Second Avenue, 18th Floor

Seattle, WA 98101

Re: Distribution Agreement

Pursuant to Introductory Section 1 of the Distribution Agreement between Russell Investment Company (“RIC”) and Russell Investments Financial Services, LLC (“RIFIS”), dated June 1, 2016, as amended (the “Agreement”), RIC hereby advises you that it is creating two new funds to be named the Real Assets Fund and the Tax-Managed Real Assets Fund (the “New Funds”). RIC desires RIFIS to serve as Distributor with respect to the Shares of the New Funds pursuant to the terms and conditions of the Agreement. The fees to be charged to the New Funds in return for RIFIS’ services are the same as in the Agreement.

Please indicate your acceptance to act as Distributor with respect to the New Funds by executing this Letter Agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer, Chief Accounting Officer and Chief Financial Officer

Accepted this day of , 20 .

RUSSELL INVESTMENTS FINANCIAL SERVICES, LLC

By:
Mark Spina
Director, Chairman and President